Exhibit (d)(11)

AMENDMENT NO. 1 TO THE INVESTMENT ADVISORY AND

ADMINISTRATION AGREEMENT

GE INVESTMENTS FUNDS, INC.

SMALL-CAP EQUITY FUND

GE ASSET MANAGEMENT INCORPORATED

THIS AMENDMENT NO. 1 TO THE INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT (this “Amendment”) is made as of October 1, 2008, between GE ASSET MANAGEMENT INCORPORATED (“GEAM”) and GE INVESTMENTS FUNDS, INC. (the “Company”) on behalf of its Small-Cap Equity Fund (the “Fund”).

W I T N E S S E T H:

WHEREAS, the Company and GEAM are parties to an Investment Advisory and Administration Agreement (the “Agreement”) dated as of March 16, 2000, pursuant to which GEAM serves as the investment adviser for the Fund; and

WHEREAS, capitalized terms used in this Amendment not defined herein shall have the respective meanings given to them in the Agreement; and

WHEREAS, the Company and GEAM desire to amend the Agreement to reflect the additional responsibilities of GEAM with respect to multiple sub-advisers managing a portion of the Fund’s portfolio, as well as an increase in the advisory fee payable by the Company to GEAM under such Agreement; and

WHEREAS, this Amendment has been approved in the requisite manner by the board of directors of the Company (the “Board”) and approved by the shareholders of the Fund.

NOW, THEREFORE, the parties hereby agree as follows:

1. Section 2 of the Agreement is hereby amended to add the following services to be provided by GEAM:

(f) GEAM agrees to furnish advice and recommendations to the Fund and the Board with respect to the selection and continued employment of any sub-advisers to provide investment advisory services for the portion of the Fund’s portfolio specified by GEAM and on terms and conditions, including but not limited to the compensation payable to any such sub-advisers, approved in the manner provided by applicable law and any exemptive order to which the Company or GEAM is subject.

(g) GEAM agrees to direct the allocation of the Fund’s assets (or no assets) among any such sub-adviser based on GEAM’s view of the securities market (particularly for small-cap companies), the relative performance, strategy, style, outlook and other considerations related to each sub-adviser.

(h) GEAM agrees to supervise the investments and other transactions made by any such sub-advisers on behalf of the Fund for compliance and allocation purposes, subject to the ultimate supervision and direction of the Board.

(i) GEAM agrees to supervise the cash flows into and out of the Fund for purposes of determining the level of cash and cash equivalents the Fund should maintain and how to allocate those cash flows among any sub-advisers and the assets managed by them.

(j) GEAM agrees to supervise the actions of any sub-advisers with respect to voting proxies for the Fund and responding to other corporate actions related to the Fund’s portfolio holdings, complying with the proxy voting policies of the Fund, filing Section 13 ownership reports for the Fund, and other actions taken by them on behalf of the Fund as specified from time to time by GEAM.

2. Section 3 of the Agreement is hereby amended to add the following paragraph:

In any case in which there are two or more sub-advisers responsible for providing investment advice to the Fund, GEAM may enter into a transaction on behalf of the Fund with a sub-adviser of the Fund (or an affiliated person of such sub-adviser) in reliance on Rule 10f-3, Rule 17a-10, or Rule 12d3-1 under the 1940 Act, only if (i) GEAM is responsible for providing investment advice with respect to a portion of the portfolio of the Fund, the assets of which portion are involved in the contemplated transaction, and (ii) the sub-adviser is responsible for providing investment advice with respect to a separate portion of the portfolio of the Fund.

3. Section 5 of the Agreement is hereby amended and restated to read as follows:

Section 5. Compensation. In consideration of services rendered and the expenses paid by GEAM pursuant to this Agreement, the Company will pay GEAM on the first business day of each month a fee calculated as a percentage of the average daily net assets of the Fund during the previous month at the annual rate of 0.95%.

For the purpose of determining fees payable to GEAM under this Agreement, the value of the Fund’s net assets will be computed in the manner described in the Registration Statement.

4. The Agreement, except as expressly amended hereby, shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT NO. 1 TO THE INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT as of the day and year first above written.

GE INVESTMENTS FUNDS, INC., on behalf of SMALL-CAP EQUITY FUND

By:	/S/ Michael J. Cosgrove
Name: Michael J. Cosgrove Title: Chairman of the Board and President

GE ASSET MANAGEMENT INCORPORATED

By:	/S/ Matthew J. Simpson
Name: Matthew J. Simpson Title: Executive Vice President